Exhibit 99.1

For Immediate Release	Kronos Contact:	Paul Lacy

(978) 947-4944

placy@kronos.com

KRONOS ® REPORTS THIRD QUARTER FISCAL 2005 RESULTS

Extends track record of growth and innovation

CHELMSFORD, Mass., July 28, 2005 — Kronos ® Incorporated (Nasdaq: KRON) today reported financial results for the third quarter of Fiscal 2005. Net income for the quarter increased 13 percent to $12.6 million, or $0.39 per diluted share, as compared to $11.2 million, or $0.35 per diluted share, for the same period a year ago. Revenue for the third quarter increased 13 percent to $130 million as compared to $114.7 million for the same period a year ago.

For the nine-month period, net income increased 22 percent to $34.5 million, or $1.06 per diluted share, as compared to $28.2 million, or $0.88 per diluted share, for the same period last year. For the nine-month period, revenue increased 14 percent to $368.9 million as compared to $322.4 million for the first nine months of the prior year.

“During the quarter, Kronos continued to execute well across the board, delivering strong results on both the top- and bottom-line. We are particularly pleased that we are able to report earnings for the third quarter, which exceed our previous guidance despite significant costs associated with our new ERP implementation, and Sarbanes-Oxley-related audit and consulting fees,” said Kronos Chief Executive Officer Mark S. Ain. “We ended Q3 on a very high note with the release of Workforce Central ® 5.1, featuring leading-edge technology that sets a new standard for excellence in our market. Our strength in innovation, and robust product and services portfolio are instrumental to the company’s success, and most importantly, to the success of our customers who use Kronos solutions to drive value from their workforce into all areas of their business.”

Kronos’ third-quarter results mark the company’s 102nd consecutive quarter of year-over-year revenue growth and 73rd consecutive quarter of profitability, continuing one of the longest records of growth in the software industry (Note 1).

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Total deferred maintenance, professional services, and product revenue at the end of the quarter was $146 million. In addition to this deferred revenue, Kronos has a growing backlog of professional services engagements not reflected on its balance sheet. The backlog of uncommitted professional services engagements is approximately $40 million. Kronos exited the third quarter with $155 million in cash and investments and no debt. During the quarter, Kronos repurchased 394,802 shares of common stock for $17 million. Through the end of the third quarter, the company has repurchased 606,396 shares of common stock for $27.4 million.

Third-Quarter Highlights

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Technology and market leadership further extended with the newest release of Workforce Central —With the launch of Workforce Central 5.1 in Q3, Kronos further extended its position as the leading workforce management solutions provider. Built on state-of-the-art, web-based J2EE architecture, Workforce Central delivers major enhancements and new applications across its comprehensive suite of human resources, payroll, scheduling, and time and labor solutions — including the only total absence management solution available today. Supporting a wide variety of databases, application servers, web servers, and operating systems, Workforce Central is designed to seamlessly fit into virtually any IT environment. The solution scales to more than one million employees and is successfully deployed in many of the world’s largest organizations. Its easily configurable rules engines, comprehensive library of SOAP-based integration tools, and innovative record retention and auditing capabilities, provide customers with the agility to rapidly adapt to changing business needs. Furthermore, as privacy concerns become a growing issue for organizations, Kronos is once again leading the industry by incorporating advanced security capabilities into its solution, including the extension of SSL data encryption technology into its line of data collection terminals.

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Momentum of specialized industry solutions – Kronos continued its advances with integrated product and services solutions focused on the business issues and unique workforce management needs of companies in its target markets. In the third quarter, the company announced Kronos for Healthcare an integrated suite of workforce management solutions that helps healthcare providers control costs and better manage their workforce to deliver superior patient care. This solution enables organizations to benefit from the expertise Kronos has gained as a leading provider to the healthcare industry for many years, serving a customer base that includes thousands of hospitals and integrated healthcare delivery systems. Kronos for Retail, rolled out earlier this year, continued to gain momentum as enterprise retailers selected Kronos’ products and services to help them control labor costs, make better decisions, and improve employee satisfaction. To date, approximately half of the world’s top 100 retailers have purchased Kronos’ workforce management solutions. In addition, Workforce Central 5.1 features key enhancements that benefit organizations in all the major markets served by Kronos – government, education, healthcare, manufacturing, retail, services, transportation, and distribution.

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Notable customer wins across target vertical markets — In Q3, leading organizations across multiple industries chose Kronos solutions to staff, develop, deploy, track, and reward their workforce. Notable wins from new and existing customers included:

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Cleveland Clinic Health System (CCHS), one of the world’s largest and busiest health centers, signed an agreement for 35,000 licenses of Workforce Central, including the new absence management solution. CCHS wanted a real-time, centralized, web-based workforce management system with strong reporting capabilities to enable them to better manage labor costs. Kronos’ breadth of products and services as well as its experience with enterprise healthcare accounts were cited as reasons for their decision.

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Hannaford Bros. Co. purchased Kronos for Retail to run multiple supermarket banners on to a single workforce management platform. This enterprise retailer will deploy 30,000 Workforce Central licenses across 240 stores under the Hannaford, Kash n' Karry, and Sweetbay banners. They will use Kronos’ workforce management solution to leverage the stores’ rich data to produce optimized schedules that balance the needs of customers and employees.

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Newark Public Schools (NPS), one of the largest school districts in the U.S., purchased the Workforce Central suite for 10,000 employees. They plan to use Kronos’ software and biometric terminals in 85 locations to automate processes for managing its large workforce, with the goal of reducing costs and increasing employee accountability. In addition, they expect to increase operational efficiency as a result of being able to seamlessly integrate the Kronos solution with the district’s existing application for substitute teacher procurement. NPS expects to achieve a full return on its Kronos investment in less than one year.

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Westchester Medical Center, a leading healthcare provider serving more than 3.5 million people in Connecticut, New Jersey, and New York, purchased the entire Workforce Central suite, including HR, payroll, scheduling, and time and labor, as well as biometric terminals. This solution is designed to take the customer from a manual to a fully automated process, and enable them to improve operational efficiency, reduce labor costs, and better manage the workforce to deliver superior quality care. Westchester Medical Center selected Kronos because they wanted to work with a single vendor who could provide them with a fully integrated solution that addresses all their workforce management priorities.

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Outlook

“With respect to guidance, we expect to report net income per diluted share in the range of $0.54-0.59 for our fourth quarter and $1.60-1.65 for the fiscal year,” concluded Ain. “We expect to report revenue in the range of $144-149 million for our fourth quarter and $513-518 million for the fiscal year.”

The SEC recently concluded that the Financial Accounting Standards Board Statement 123R, Share-Based Payment, which will require all companies to measure compensation cost for all share-based payments (including employee stock options) at fair value, is effective for public companies for annual periods beginning after June 15, 2005. The new accounting pronouncement will be effective for Kronos in the first quarter of Fiscal 2006. The impact of adopting Statement 123R will reduce Kronos’ net income. Kronos has not yet determined the magnitude of the impact of adopting Statement 123R.

Conference Call Webcast

Kronos senior management plans to review its third-quarter results during a conference call today beginning at 4:30 p.m. Eastern. The conference call will be webcast live at http://www.kronos.com/invest and will be available for replay purposes.

About Kronos Incorporated

Kronos Incorporated is the most trusted name in workforce management. Kronos helps organizations staff, develop, deploy, track, and reward their workforce, resulting in reduced costs, increased productivity, better decision-making, improved employee satisfaction, and alignment with organizational objectives. More than 20 million people use a Kronos solution every day. Learn more about Kronos’ high-impact enterprise solutions at www.kronos.com.

Safe Harbor Statement

This press release contains statements about the business prospects and estimates of Kronos’ financial results for future periods that are forward-looking statements that involve a number of risks and uncertainties, including the performance estimates and statements relating to earnings and revenue growth and profitability, the ability to close potential product sales transactions, the ability to realize revenues from the sales pipeline and backlog, market acceptance of our new products and enhancements, including those formerly offered by AD OPT Technologies, our ability to monitor and manage discretionary costs, growth in the market for our products and within the economy generally, and potential acquisitions. These statements are based on management’s expectations of future events as of the date of this press release, and Kronos assumes no obligation to update any forward-looking statements as a result of new information or future events or developments. Actual results could differ materially from management’s expectations. Among the important factors that could cause actual operating results to differ materially from those indicated by such forward-looking statements are delays in product development, including enhancements to existing products, product performance issues, competitive pressures, general economic conditions, possible disruption in commercial activities caused by terrorist activity and armed conflict, such as changes in logistics and security arrangement and the risk factors detailed in the company’s Annual Report on Form 10-K filed with the SEC on December 14, 2004 and its quarterly report on Form 10-Q filed with the SEC on May 12, 2005. The timing of the release of new products or product enhancements will take place if and when available and at the sole discretion of Kronos.

Note 1: Excluding a one-time special charge in the second quarter of Fiscal 2001.

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© 2005 Kronos Incorporated. Kronos, Workforce Central, and the Kronos logo are registered trademarks of Kronos Incorporated or a related company. All other product and company names mentioned are used for identification purposes only and may be trademarks of their respective owners.

KRONOS INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except share and per share amounts)
UNAUDITED

	Three Months Ended		Nine Months Ended
	July 2, 2005	July 3, 2004	July 2, 2005	July 3, 2004
Net revenues:
Product	$53,366	$50,941	$152,949	$135,047
Maintenance	43,780	36,630	124,899	107,778
Professional services	32,845	27,129	91,040	79,527

	129,991	114,700	368,888	322,352
Cost of sales:
Costs of product	11,988	10,802	35,012	31,014
Costs of maintenance and professional services	38,213	34,157	110,007	99,505

	50,201	44,959	145,019	130,519

Gross profit	79,790	69,741	223,869	191,833
Operating expenses and other income:
Sales and marketing	36,547	33,627	107,025	96,991
Engineering, research and development	12,707	11,028	37,523	31,476
General and administrative	11,590	7,943	28,582	22,355
Amortization of intangible assets	1,160	1,003	3,450	3,011
Other income, net	(1,119)	(973)	(4,432)	(4,344)

	60,885	52,628	172,148	149,489
Income before income taxes	18,905	17,113	51,721	42,344
Provision for income taxes	6,276	5,958	17,211	14,157

Net income	$12,629	$11,155	$34,510	$28,187

Net income per common share:
Basic	$0.39	$0.36	$1.08	$0.91

Diluted	$0.39	$0.35	$1.06	$0.88

Weighted-average common shares outstanding:
Basic	31,985,327	31,109,965	31,822,612	30,930,863

Diluted	32,583,532	32,050,336	32,672,326	31,986,345

KRONOS INCORPORATED
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share amounts)
UNAUDITED

	July 2, 2005	September 30, 2004
ASSETS
Current assets:
Cash and equivalents	$41,570	$45,877
Marketable securities	48,105	45,260
Accounts receivable, less allowances of $9,453
at July 2, 2005 and $9,143 at September 30, 2004	110,911	91,973
Deferred income taxes	9,047	8,951
Other current assets	26,248	22,778

Total current assets	235,881	214,839
Marketable securities	65,818	98,005
Property, plant and equipment, net	55,688	43,832
Intangible assets	35,616	20,697
Goodwill	122,191	81,154
Capitalized software, net	23,406	22,871
Other assets	19,694	24,432

Total assets	$558,294	$505,830

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$10,260	$9,988
Accrued compensation	42,309	39,962
Accrued expenses and other current liabilities	20,734	17,376
Deferred product revenues	4,186	9,844
Deferred professional service revenues	34,974	40,525
Deferred maintenance revenues	101,231	87,000

Total current liabilities	213,694	204,695
Deferred maintenance revenues	5,755	7,251
Deferred income taxes	17,664	12,000
Other liabilities	5,616	2,824
Shareholders' equity:
Preferred Stock, par value $1.00 per share: authorized 1,000,000 shares,
no shares issued and outstanding	--	--
Common Stock, par value $.01 per share: authorized 50,000,000 shares,
31,787,297 and 31,335,340 shares issued at July 2, 2005 and
September 30, 2004, respectively	318	312
Additional paid-in capital	57,240	54,113
Retained earnings	258,601	224,091
Accumulated other comprehensive income:
Foreign currency translation	(71)	653
Net unrealized (loss) on available-for-sale investments	(523)	(109)

	(594)	544
Total shareholders' equity	315,565	279,060

Total liabilities and shareholders' equity	$558,294	$505,830